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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Netlist, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NETLIST, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held May 28, 2008

TO OUR STOCKHOLDERS:

        We will hold our 2008 annual meeting of the stockholders of Netlist, Inc., a Delaware corporation, on Wednesday, May 28, 2008 at 10:00 a.m., Pacific Time, at our principal executive offices at 51 Discovery, Irvine, California 92618, for the following purposes, which are further described in the accompanying Proxy Statement:

  (1)
  To elect six directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified; and

  (2)
  To transact other business as may properly come before the annual meeting or any adjournment thereof.

        Our Board of Directors has fixed the close of business on April 11, 2008 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2007 annual report to stockholders is enclosed with this notice.

        We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors,

Gail Itow Vice President, Chief Financial Officer and Secretary

Irvine, California
April 17, 2008

NETLIST, INC.
PROXY STATEMENT
GENERAL INFORMATION

        We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors, for use at our 2008 annual meeting of stockholders, which we will hold on Wednesday, May 28, 2008 at 10:00 a.m., Pacific time, at our principal executive offices at 51 Discovery, Irvine, California 92618. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on April 11, 2008. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our telephone number is (949) 435-0025. This proxy statement is being initially distributed to stockholders on or about April 25, 2008.

        Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

        Unless you instruct otherwise in the proxy, any proxy that is not revoked will be voted at the meeting:

  •
  For each nominee to our Board of Directors; and

  •
  As recommended by our Board of Directors, in its discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

        Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 19,855,411 shares of common stock outstanding and approximately 21 stockholders of record. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulative votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called "broker non-votes." If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the meeting. Stockholders attending the meeting in person or represented by proxy at the meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

        Directors are elected by a plurality of the votes cast, which means that the six nominees with the most votes will be elected. As a result, withholding authority to vote for a nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

Proxy Solicitation Costs

        We will pay for the cost of preparing, assembling, printing and mailing these proxy materials to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        At the meeting, you will elect six directors to serve until the 2009 annual meeting of stockholders or until their respective successors are elected and qualified. Four of the six directors have been determined to be independent under the listing requirements of The Nasdaq Global Market. Please see the section titled "Director Independence" below for more information. The Nominating and Corporate Governance Committee of our Board of Directors has recommended, and our Board of Directors has nominated, Chun Ki Hong, Nam Ki Hong, Thomas F. Lagatta, Alan H. Portnoy, David M. Rickey and Preston Romm for election as directors. All of these individuals are currently members of our Board of Directors. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.

        Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that our Board of Directors may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

        No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. Except for Chun Ki Hong and Nam Ki Hong, who are brothers, none of the nominees has any family relationship with any other nominee or with any of our executive officers.

        The Board of Directors recommends a vote FOR the election of each of the named nominees as directors.

Information Concerning Members of Our Board of Directors

Name	Age	Position
Chun Ki Hong	47	President, Chief Executive Officer and Chairman of the Board
Nam Ki Hong	44	Director
Thomas F. Lagatta	50	Director
Alan H. Portnoy	62	Director
David M. Rickey	52	Director
Preston Romm	54	Director

        Chun Ki Hong is one of the founders of Netlist and has been our President and Chief Executive Officer and a member of our Board since our inception, and assumed the title of Chairman of the

Board in January 2004. From September 2000 to September 2001, Mr. Hong served as President and Chief Operating Officer of Infinilink Corporation, a DSL equipment company.

        Mr. Hong assisted us on a part-time basis until his departure from Infinilink, at which time he assumed full-time responsibilities with us. From July 1998 until September 2000, Mr. Hong served as Executive Vice President of Viking Components, Inc., a memory subsystems manufacturing company. From November 1997 to June 1998, he was General Manager of Sales at LG Semicon Co., Ltd., a public semiconductor manufacturing company in South Korea. From April 1992 to October 1997, Mr. Hong served as Director of Sales at LG Semicon America, Incorporated, a subsidiary of LG. From December 1983 to March 1992, Mr. Hong held various management positions at LG subsidiaries in South Korea. Mr. Hong received his B.S. in economics from Virginia Commonwealth University and his M.S. in technology management from Pepperdine University's Graduate School of Management.

        Nam Ki Hong, who is the brother of our President, Chief Executive Officer and Chairman of the Board, Chun Ki Hong, has served as a member of our Board of Directors since March 2004. Mr. Hong has served as Chairman of the board of directors of Northpoint Investment Partners, Pte. Ltd., a private investment firm based in Singapore, since September 2003. From September 2000 to November 2002, he served as Executive Director of Morgan Stanley & Co. International Ltd., Seoul Branch. From June 1998 to August 2000, he served as a First Vice President of Merrill Lynch International Inc., Seoul Branch. From September 1994 to May 1998, he served as a Vice President and portfolio manager of J.P. Morgan Investment Management Inc., based in Singapore. Prior to joining J.P. Morgan, Mr. Hong was as an equity research analyst of J. Henry Schroder Wagg & Co. Ltd., in Seoul. Mr. Hong holds a B.S.E. in chemical engineering from Princeton University and an M.B.A. from Columbia University. Mr. Hong is a Chartered Financial Analyst.

        Thomas F. Lagatta has served as a member of our Board of Directors since January 2006. Mr. Lagatta has served as Senior Vice President of Worldwide Sales for Broadcom Corp. since June 2006. Prior to that, he had served as the Enterprise Computing Group's Senior Vice President and General Manager since 2003. He joined Broadcom in 2002. Prior to that, Mr. Lagatta served as Vice President and General Manager of Anadigics, Inc., a semiconductor manufacturer. Before Anadigics, Mr. Lagatta served as Vice President of Business Development at Avnet, Inc. Prior to Avnet, Mr. Lagatta served in various senior management and technical positions for over 11 years at Symbios Logic, a storage systems company. Mr. Lagatta received a B.S.E.E. from Ohio State University and an M.S.E.E. from the University of Southern California.

        Alan H. Portnoy has served as a member of our Board of Directors since March 2004. Mr. Portnoy has served as President of Macronix America, Inc., since May 1996. From June 1995 to April 1996, he served as Managing Director for PNY Electronics, Inc., a memory module manufacturer. Mr. Portnoy was the Chief Operating Officer of LG Semicon America from 1988 to 1994, a Vice President for General Instruments Corporation from 1987 to 1988, a Senior Vice President for Silicon Systems from 1981 to 1987, and a Vice President for Macrodata Corporation from 1975 to 1980. Mr. Portnoy began his career with Fairchild Semiconductor. Mr. Portnoy presently serves on the board of directors of Macro-Port, Inc. Mr. Portnoy received his B.S. in electrical engineering from the Rensselaer Polytechnic Institute and his M.S in Industrial Administration from Carnegie-Mellon University.

        David M. Rickey has served as a member of our Board of Directors since March 2004. Mr. Rickey served as Chairman of Applied Micro Circuits Corporation, or AMCC, from August 2000 to March 2005 and as the President and Chief Executive Officer from February 1996 to March 2005. From 1993 to 1995, he served as the Vice President of Operations of AMCC. During his time away from AMCC, Mr. Rickey served as the Vice President of Operations of NexGen, Inc. For eight years beginning in 1985, Mr. Rickey was employed by Northern Telecom, Inc. Mr. Rickey began his career at International Business Machines Corporation. Mr. Rickey presently serves on the board of directors of Cytori Therapeutics, Inc. Mr. Rickey graduated Summa Cum Laude from Marietta College with a B.S. in

Mathematics. He also has a B.S. in Metallurgy and Materials Science from Columbia University, and an M.S. in Material Science and Engineering from Stanford University.

        Preston Romm has served as a member of our Board of Directors since March 2004. Mr. Romm has served as Vice President of Finance and Chief Financial Officer of Iomega Corporation since March 2006. Prior to that, he served as Vice President of Finance and Chief Financial Officer of Dot Hill Systems beginning in November 1999. From January 1997 to November 1999, Mr. Romm served as Vice President of Finance, Chief Financial Officer and Secretary of Verteq, Inc., a semiconductor equipment manufacturer. From November 1994 to January 1997, Mr. Romm served as Vice President of Finance and Chief Financial Officer of STM Wireless, Inc. From July 1990 to November 1994, Mr. Romm served as Vice President and Controller of MTI Technology Corporation. Mr. Romm holds a B.S. from the University of Maryland and an M.B.A. from American University.

Director Independence

        Our Board of Directors has determined that all of the members of the Board of Directors, other than Chun Ki Hong and Nam Ki Hong, are independent under the NASDAQ Marketplace Rules and listing standards. Chun Ki Hong is not independent because he is an executive officer of our company and Nam Ki Hong is not independent because he is the brother of Chun Ki Hong.

        Chun Ki Hong and Nam Ki Hong were members of our Nominating and Corporate Governance Committee and our Audit Committee, respectively, prior to September 17, 2007. Each of the other members of these committees (constituting a majority of each committee) were independent during that time. The NASDAQ Marketplace Rules and listing standards generally require that all of the members of these committees be independent, but they permit new publicly traded companies to phase in compliance with this requirement. Companies must have a majority of committee members be independent within 90 days of listing on The NASDAQ Global Market and all committee members independent within one year of listing. The Sarbanes-Oxley Act of 2002 imposes additional independence standards for Audit Committee members. However, the Securities and Exchange Commission permits new publicly traded companies to phase in compliance with this requirement in the same manner as the NASDAQ Marketplace Rules and listing standards. As a newly traded public company, we relied on these transitional provisions during our phase-in period. As of September 17, 2007, our each of these committees and all members are independent under the applicable standards.

Information Regarding our Board of Directors and its Committees

        Our Board of Directors met three times during 2007. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which he served during 2007. Our Board of Directors has adopted a set of corporate governance guidelines established to assist the Board of Directors and its committees in performing their duties and serving the best interests of the company and our stockholders. Our corporate governance guidelines are available on our website, located at http://www.netlist.com. Our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

        Our Audit Committee consisted of Preston Romm, Nam Ki Hong and David M. Rickey until September 17, 2007, at which time Thomas Lagatta replaced Nam Ki Hong on the committee. Mr. Romm is and was the at all times during 2007 chairman of the Audit Committee. Our Board of Directors has determined that each current member of this committee qualifies as an "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission and that each current member of our Audit Committee is "independent" under the NASDAQ Marketplace

Rules and listing standards. Our Board of Directors has adopted a written charter for our Audit Committee. The charter is set forth on our website, located at http://www.netlist.com. Our Audit Committee (a) monitors the integrity of our financial statements, our financial reporting process, systems of accounting internal controls and disclosure controls and procedures, and our financial reporting legal and regulatory compliance, (b) reviews and approves in advance any transactions by us with related parties, (c) appoints our independent registered public accounting firm, which is ultimately accountable to our Audit Committee and our Board of Directors, (d) monitors the independence and performance of our independent registered public accounting firm, and (e) provides an avenue of communication among the independent registered public accounting firm, management, and our Board of Directors. The Audit Committee must also pre-approve all audit and, subject to a "de minimus" exception, all other services performed by the independent registered public accounting firm. Our Audit Committee met seven times during 2007 and met with our independent registered public accounting firm without management present on four occasions in 2007.

Compensation Committee

        Our Compensation Committee is and was during 2007 comprised of David M. Rickey, Thomas F. Lagatta and Alan H. Portnoy replaced Messrs. Hong and Romm on this committee. Mr. Rickey is and was at all times during 2007 the chairman of our Compensation Committee. Each of the members of our Compensation Committee is independent in accordance with the NASDAQ Marketplace Rules and listing standards. Each of the members of this committee is also currently a "non-employee director" as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an "outside director" as that term is defined in Internal Revenue Service Regulations. Our Compensation Committee reviews the performance of our chief executive officer and other executives and makes decisions and specific recommendations regarding their compensation to the Board of Directors with the goal of ensuring that our compensation system for our executives, as well as our philosophy for compensation for all employees, is aligned with the long term interests of our stockholders. The Compensation Committee also establishes policies relating to the compensation of our executive officers and other key employees that further this goal. The Compensation Committee met three times during 2007. The charter of the Compensation Committee is set forth on our website, located at http://www.netlist.com.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee consisted of Chun Ki Hong, Alan H. Portnoy and Preston Romm until September 17, 2007, at which time Mr. Hong left the committee and was not replaced. Mr. Portnoy is and was at all times during 2007 the chairman of our Nominating and Corporate Governance Committee. The charter of the Nominating and Corporate Governance Committee and our corporate governance guidelines are set forth on our website, located at http://www.netlist.com. Our Nominating and Corporate Governance Committee reviews and makes recommendations to the Board of Directors about our governance processes, assists in identifying and recruiting candidates for the Board of Directors, reviews the performance of the individual members of our Board of Directors, proposes a slate of nominees for election at the annual meeting of stockholders and makes recommendations to our Board of Directors regarding the membership and chairs of the committees of our Board of Directors. Our Nominating and Corporate Governance Committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that is most beneficial to our company. This committee also considers continuing director tenure and takes steps as may be appropriate to ensure that our Board of Directors maintains an openness to new ideas. Our Nominating and Corporate Governance Committee will consider nominees for directors recommended by stockholders upon submission in writing to our Secretary of the names and qualifications of such nominees at the following address: Netlist, Inc., 51 Discovery, Irvine, California

92618. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Our Nominating and Corporate Governance Committee met three times during 2007. In March 2008, the committee recommended the candidates standing for election at our 2008 annual meeting of stockholders.

Compensation of Directors

        Our non-employee directors receive annual base compensation of $30,000, paid in four quarterly installments, and compensation of $1,000 for each regularly scheduled board meeting, or committee meeting not held on the same day as a board meeting, that is attended. The chairperson of our audit committee receives an additional $5,000 per year. All of our directors, including our non-employee directors, are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and board committee meetings. Our non-employee directors are also granted an option to purchase 25,000 shares of our common stock upon appointment or initial election to the Board of Directors, and will receive a grant of an option to purchase 10,000 shares of our common stock on August 1st of each year in which they continue to be a board member. These existing option grants are, and future option grants will be, subject to vesting over four years, contingent upon continued service as a director on the vesting date, and have an exercise price equal to the fair market value of the shares of common stock underlying the option on the date of grant. The per share exercise price of these options granted after the completion of our initial public offering is the fair market value of a share of our common stock on the date of grant as determined in accordance with the terms of our 2006 Equity Incentive Plan. Our employee directors do not receive cash compensation or option grants for their services as directors.

Director Compensation

Name(1)	Fees Earned or Paid in Cash		Option Awards		Total
Nam Ki Hong	$37,000	(2)	$12,516	(5)	$49,516
Thomas F. Lagatta	$35,000	(2)	$11,816	(5)	$46,816
Alan H. Portnoy	$35,000	(3)	$12,516	(5)	$47,516
David M. Rickey	$39,000	(2)	$12,516	(5)	$51,516
Preston Romm	$43,000	(4)	$12,516	(5)	$55,516

(1)
Mr. Chun Ki Hong, our President, Chief Executive Officer and Chairman of the Board, did not receive any additional compensation for his services as a director, and therefore is not reflected in the above table.

(2)
The amount presented includes $8,500 earned in 2007 that was paid in 2008, and does not include $12,500 earned in 2006 and that was paid in 2007.

(3)
The amount presented includes $8,500 earned in 2007 that was paid in 2008, and does not include $13,500 earned in 2006 that was paid in 2007.

(4)
The amount presented includes $9,750 earned in 2007 that was paid in 2008, and does not include $16,000 earned in 2006 that was paid in 2007.

(5)
Represents the dollar amount recognized for financial statement reporting purposes with respect to our fiscal year 2006 in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("FAS No. 123(R)"). For a discussion of the assumptions used to calculate the value of option awards, see footnote 2 "Stock Based Compensation" to the financial statements in our annual report on Form 10-K for the fiscal year ended December 29, 2007.

Communications with the Board of Directors

        Any stockholder who desires to contact our Board of Directors or any member of our Board of Directors may do so by writing to: Board of Directors, c/o Secretary, Netlist, Inc., 51 Discovery, Suite 150, Irvine, California 92618. Copies of any such written communications received by the Secretary will be provided to our full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s).

Attendance at Annual Meeting of Stockholders

        We do not have a policy requiring that directors attend our annual meeting of stockholders. At the last annual meeting of stockholders, only our chairman, Chun Ki Hong, attended the meeting.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

        Our Audit Committee has appointed KMJ Corbin & Company LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009. Representatives of KMJ Corbin & Company LLP are expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if they so desire. If KMJ Corbin & Company LLP should decline to act or otherwise become incapable of acting, or if KMJ Corbin & Company LLP's engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for our 2008 fiscal year. Although we are not required to seek stockholder ratification of this appointment, our Board of Directors believes that it is a good corporate governance practice to follow. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

Fees Paid to Independent Registered Public Accounting Firm

        In connection with the audit of our consolidated financial statements for fiscal 2007, we entered into an agreement with KMJ Corbin & Company LLP which sets forth the terms by which KMJ Corbin & Company LLP will perform audit services for the company. The following table presents the aggregate fees billed for the indicated services performed by KMJ Corbin & Company LLP during 2007 and 2006:

	2007	2006
Audit Fees	$198,000	$290,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$198,000	$290,000

        Audit Fees.    Audit fees consist of the aggregate amount of fees billed to us for the years ended December 29, 2007 and December 30, 2006 by KMJ Corbin & Company LLP, the company's independent registered public accounting firm, for the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements. These fees also included the review of our registration statements on Form S-1 and Form S-8 and certain other related matters such as the delivery of comfort letters and consents in connection with our registration statements.

        KMJ Corbin & Company LLP did not bill any audit-related fees, tax fees or other fees to us in 2007 and 2006.

Pre-approval Policies and Procedures

        Our Audit Committee's charter requires our Audit Committee to pre-approve all audit and permissible non-audit services to be performed for our company by our independent registered public accounting firm, giving effect to the "de minimus" exception for ratification of certain non-audit services allowed by the applicable rules of the Securities and Exchange Commission, in order to assure that the provision of such services does not impair the auditor's independence. Our Audit Committee pre-approved all services performed by KMJ Corbin & Company LLP in 2007 and concluded that such services were compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. Management is responsible for internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee's responsibility is to monitor and oversee these processes.

        The Audit Committee engaged the independent registered public accountants to conduct the independent audit. The Audit Committee reviewed and discussed with management the December 29, 2007 consolidated financial statements. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered public accountants their firm's independence.

        Based upon the Audit Committee's reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the Securities and Exchange Commission.

                        THE AUDIT COMMITTEE
                        Preston Romm                         (Chairman)
                        Thomas F. Lagatta
                        David M. Rickey

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the ownership of our common stock as of March 1, 2008 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us.

	Shares Beneficially Owned
Name of Beneficial Owner(1)
	Number	Percent
Directors and Executive Officers:
Chun Ki Hong(2)	5,656,250	28.2%
Christopher Lopes(3)	906,250	4.6%
Jayesh Bhakta	906,250	4.6%
Nam Ki Hong(4)	136,250	*
Thomas F. Lagatta(4)	16,250	*
Alan H. Portnoy(4)	36,250	*
David M. Rickey(4)	36,250	*
Preston Romm(4)	36,250	*
All executive officers and directors as a group (8 persons)	7,730,000	38.0%
5% Stockholders:
Jae Dong Lee(5)	1,306,250	6.6%
Jun S. Cho(6)	1,020,000	5.1%

*
Represents beneficial ownership of less than 1%.

(1)
Unless otherwise indicated, the address of each director, executive officer and person beneficially owning more than 5% of the outstanding shares of our common stock is c/o Netlist Inc., 51 Discovery, Irvine, California 92618.

(2)
The number of shares beneficially owned by Mr. Hong includes 187,500 shares of common stock issuable upon the exercise of options that are or will be vested and immediately exercisable within 60 days of March 1, 2008 and 3,000,000 million shares of common stock held by Mr. Hong as trustee of the Hong-Cha Community Property Trust. Mr. Hong disclaims beneficial ownership of shares held for this trust.

(3)
All of the shares of common stock held by Mr. Lopes are held by him as the trustee of the 2006 Lopes Family Trust.

(4)
The number of shares beneficially owned by each of the indicated persons consists entirely of shares of common stock issuable upon the exercise of options that are or will be vested and immediately exercisable within 60 days of March 1, 2008.

(5)
Mr. Jae Dong Lee's address is 8-108, Hannam Heights Apt., Oksu-Dong Seongdong-gu, Seoul, Korea.

(6)
The number of shares beneficially owned by Mr. Cho includes 500,000 shares of common stock held by him as trustee of the Chun Ki Hong 2004 Trust and 500,000 shares of common stock held by him as trustee of the Won Kyung Cha 2004 Trust. Mr. Cho disclaims beneficial ownership of shares held for these trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires "insiders," including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2007, except that Forms 4 for Board members Nam Ki Hong, Thomas Lagatta, Alan Portnoy, David Rickey and Preston Romm were not timely filed after the September 17, 2007 grant of stock options to each one, due to an administrative error.

Information Concerning Our Executive Officers

Name	Age	Position
Chun Ki Hong	47	President, Chief Executive Officer and Chairman of the Board
Jayesh Bhakta	50	Chief Technology Officer
Christopher Lopes	47	Vice President of Sales
Gail Itow	51	Vice President, Chief Financial Officer and Secretary

        Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Chun Ki Hong, who is also a director and whose business experience is set forth above in the section of this proxy statement entitled "Information Concerning Members of Our Board of Directors."

        Jayesh Bhakta is one of our founders and has been our Chief Technology Officer since December 2006. From January 2001 until December 2006 he served as our Vice President of Engineering. From November 2000 to January 2001, Mr. Bhakta was a staff engineer with aerospace manufacturer Hydro-Aire, Inc., a Crane Co. subsidiary. From November 1993 to October 2000, Mr. Bhakta was Chief Engineer at Viking Components. Prior to Viking Components, Mr. Bhakta was a senior design engineer and Engineering Manager with SMT Products Corp. Mr. Bhakta has represented us at the Joint Electron Device Engineering Council, or JEDEC, since he joined us, and has represented us on the board of directors of JEDEC for the last year. Mr. Bhakta holds a B.S. in electrical engineering from the University of California at Los Angeles.

        Christopher Lopes is one of our founders and has been our Vice President of Sales since our inception. From November 1997 to August 2000, Mr. Lopes was an account executive, and then the Director of OEM Sales, North America, at Viking Components. From June 1996 to November 1997, Mr. Lopes was an account executive with Platinum Associates, a manufacturer's representative sales company. From August 1990 to June 1996, Mr. Lopes was an account executive with Philips Semiconductors. Mr. Lopes began his career as a design engineer with Lockheed Martin Corporation. Mr. Lopes received his B.S. in electrical engineering from California State University, Sacramento and his M.B.A. from Santa Clara University

        Gail Itow has been our Vice President and Chief Financial Officer since January 2008 and our Secretary since August 2007. From 2006 to January 2008, Ms. Itow has served as our Vice President of Finance. From 2001 to 2005, Ms. Itow took time away from the workforce for personal reasons. From 2000 to 2001, Ms. Itow served as Chief Financial Officer of eMaiMai, Inc., a commercial technology company based in Hong Kong and mainland China. From 1997 to 2000, Ms. Itow was Senior Vice President of Finance, Secretary and Treasurer of eMotion, Inc., formerly Cinebase Software, a Vienna, VA-based developer of business-to-business media management software and services. From 1989 to

1997, Ms. Itow was Chief Financial Officer of MicroNet Technology, Inc., an Irvine-based leader in storage technology. Ms. Itow began her career in public accounting and worked for several years as an audit manager with Arthur Young (now known as Ernst & Young LLP) in Century City, CA. Ms. Itow earned a Bachelor's degree from the University of California at Los Angeles, and also earned a Master of Business Administration degree from the University of Southern California.

        Except for Chun Ki Hong, who is the brother of Nam Ki Hong, one of our directors, none of the executive officers has any family relationship with any other executive officer or with any of our directors.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation for the fiscal years ended December 30, 2006 and December 29, 2007 of our chief executive officer and two of our other most highly compensated executive officers, each a "named executive officer," as of December 30, 2006 and December 29, 2007. The compensation table excludes compensation in the form of perquisites and other personal benefits to a named executive officer where the total amount of that compensation was less than $10,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Option awards(1)	Non-equity incentive plan compensation	All other compensation	Total

Chun K. Hong President, Chief Executive Officer and Chairman of the Board (principal executive officer)	2006 2007	$295,000 295,000	$162,534 408,303	$200,000(2) —	$17,498(3) 19,952(3)	$675,032 428,550

Jayesh Bhakta Chief Technology Officer	2006 2007	186,923 183,489	41,264 76,290	178,300(4) —	— —	406,487 259,779

Christopher Lopes Vice President of Sales	2006 2007	203,704 197,818	41,264 76,290	209,640(5) —	— —	454,608 274,108

(1)
Represents the dollar amount recognized for financial statement reporting purposes with respect to our fiscal year 2007 in accordance with FAS No. 123(R). For a discussion of the assumptions used to calculate the value of option awards, see footnote 2 "Stock Based Compensation" to the financial statements in our annual report on Form 10-K for the fiscal year ended December 29, 2007. For a description of the material terms of each stock option award, see the table below entitled Outstanding Equity Awards at Fiscal Year End.

(2)
Non-equity incentive plan compensation for Mr. Hong represents amounts paid out in connection with achieving one-time performance incentives in connection with our initial public offering detailed in Mr. Hong's employment agreement. For further discussion, see "—Employment Agreements" below.

(3)
Amounts consist of perquisites in the form of automobile rental payments, country club membership dues and health club membership dues.

(4)
$127,000 of the non-equity incentive compensation presented was earned in 2006 and paid in January 2007. $100,000 of the non-equity compensation incentive compensation presented was awarded in connection with the completion of our initial public offering under a Performance Incentive Agreement with Mr. Bhakta, and is subject to forfeiture if he terminates his employment with us prior to May 2009.

(5)
$137,390 of the non-equity incentive compensation presented was earned in 2006 and paid in January 2007. $100,000 of the non-equity compensation incentive compensation presented was awarded in connection with the completion of our initial public offering under a Performance Incentive Agreement with Mr. Lopes, and is subject to forfeiture if he terminates his employment with us prior to May 2009.

Employment Agreements

        We entered into an employment agreement with Chun Ki Hong, our President, Chief Executive Officer and Chairman of the Board, in September 2006. This agreement provides for an initial base salary of $323,000 plus other customary benefits, including the reimbursement of professional fees and expenses incurred in connection with income and estate tax planning and preparation, income tax audits and the defense of income tax claims, the reimbursement of membership fees and expenses for professional organizations and one country club, the reimbursement of employment-related legal fees, the use of a company automobile, and the reimbursement of health club dues and other similar health-related expenses. Mr. Hong also received a $200,000 cash success bonus upon the completion of our initial public offering in November 2006 and may earn annual performance bonuses, at the discretion of our Board of Directors, of up to 75% of his base salary based upon the achievement of performance objectives, beginning in fiscal 2007. The initial term of this agreement of five years will automatically be extended for additional one-year periods unless we or Mr. Hong provide notice of termination six months prior to the renewal date, but at all times Mr. Hong may terminate his employment upon six months' advance written notice to us. If we terminate Mr. Hong's employment without cause or if he terminates his employment for good reason, which includes a change of control of our company, Mr. Hong will be entitled to receive continued payments of his base salary for one year, reimbursement of medical insurance premiums during that period unless he becomes employed, a pro-rated portion of his annual performance bonus, and, if any severance payment is deemed to be an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, an amount equal to any excise tax imposed under Section 4999 of the Internal Revenue Code. In addition, his option to purchase 500,000 shares of our common stock at an exercise price of $7.00 per share, granted in August 2006, shall immediately vest in full. If Mr. Hong's employment is terminated due to death or disability, he or his estate will receive a lump sum payment equal to half his annual base salary and the above option shall partially vest. If Mr. Hong resigns without good reason or is terminated for cause, we will have no further obligation to him other than to pay his base salary through the date of termination.

Performance Incentive Agreements

        In August 2006, Messrs. Bhakta and Lopes entered into Performance Incentive Agreements with us that included lock-up agreements as part of an overall compensation package. These agreements provide that they will not sell any of their shares of common stock during the two-year period following the termination of the lock-up agreements that they entered into with the underwriters in connection with our initial public offering, other than the sale of up to 25,000 shares each quarter pursuant to a written trading plan that complies with SEC Rule 10b5-1 and is approved by us. In return, we agreed that each of them would receive a $100,000 bonus upon completion of that initial public offering (which must be repaid to us in connection with a resignation prior to the end of the two year lock up period), and that each of them would be able to sell, as part of the over-allotment option granted to the underwriters in connection with that initial public offering, shares of our common stock that would equal 10% of the total number of shares purchased by the underwriters upon the exercise of that over-allotment option. Upon signing these agreements, each of these employees also received an option to purchase 100,000 shares of our common stock at an exercise price of $7.00 per share as part of this compensation package. These options will vest and become exercisable in a single installment upon the expiration of the two-year period described in their respective lock-up agreements. The over-allotment option was exercised in full by the underwriters.

        Additionally, Messrs. Bhakta and Lopes each had an individual cash incentive compensation plan for fiscal 2006, pursuant to which they each had the opportunity to earn cash payments in amounts of up to either 50% or 65% (depending on the individual) of their base salaries upon the achievement of specified performance goals unique to each officer. These performance goals were comprised of either company-wide targets, individual performance goals, or a combination of both. Each individual's goals are tied directly to company-wide goals or other performance objectives that contribute to the achievement of such company-wide goals. Achievements of performance goals were measured, and the corresponding cash bonus achieved was paid, biannually.

Outstanding Equity Awards At Fiscal Year End

	Option Awards

Name	Number of securities underlying unexercised options— (#) exercisable	Number of securities underlying unexercised options— (#) unexercisable	Option exercise price ($)		Option expiration date

Chun Ki Hong (principal executive officer)	156,250(1) —	343,750(1) 100,000(2)	$ $	7.00 1.67	8/7/2016 9/17/2017

Jayesh Bhakta	—	100,000(3)		$7.00	8/14/2016

Christopher Lopes	—	100,000(3)		$7.00	8/14/2016

(1)
Represents options granted under our Amended and Restated 2000 Equity Incentive Plan in connection with achieving one-time performance incentives in connection with our initial public offering, as detailed in Mr. Hong's employment agreement. These options vest quarterly over four years from the date of grant. For further discussion, see "Executive Compensation—Employment Agreements" above.

(2)
Represents options granted under our 2006 Equity Incentive Plan in September 2007. These options vest with respect to 25% of the indicated shares on the first anniversary of the grant date and will vest evenly on a monthly basis with respect to the rest of the indicated shares so that it will be entirely vested on the fourth anniversary of the grant date.

(3)
Represents options granted under our Amended and Restated 2000 Equity Incentive Plan in connection with achieving one-time performance incentives in connection with our initial public offering, as detailed in Mr. Bhakta's and Mr. Lopes' respective performance incentive agreements. These options vest in May 2009, provided that they have not terminated their employment with us prior to that time. For further discussion, see "Executive Compensation—Performance Incentive Agreements" above.

Option Exercises in Fiscal 2007 and 2006

        None of the named executive officers exercised any stock options in fiscal 2007 or fiscal 2006 or held any stock of our company that vested in either year.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Party Transactions

        Our Audit Committee has the responsibility to review with management and approve in advance any transactions or courses of dealing with related parties. The Audit Committee intends to approve only those related party transactions that are considered to be in the best interests of Netlist and our shareholders.

Compensation to Related Parties

        Our Vice President of Business Operations, Paik Ki Hong, is the brother of Chun Ki Hong, our President, Chief Executive Officer and Chairman of the Board, and of Nam Ki Hong, one of our directors. During fiscal 2007, Mr. P. K. Hong earned salary and non-equity incentive plan compensation in the amount of approximately $150,000. During fiscal 2006, Mr. P. K. Hong earned salary and non-equity incentive plan compensation in the amounts of approximately $297,000 and was granted options for the purchase of up to 100,000 shares of our common stock at an exercise price of $7.00 per share. $100,000 of the fiscal 2006 non-equity incentive plan compensation presented was awarded in connection with the completion of our initial public offering under a Performance Incentive Agreement, and is subject to forfeiture if he terminates his employment with us prior to May 2009. The dollar amounts recognized for financial statement reporting purposes in accordance with FAS No. 123(R) during our fiscal years 2007 and 2006 with respect to Mr. P. K. Hong's outstanding stock options was approximately $84,000 and $46,000, respectively. For a discussion of the assumptions used to calculate the value of option awards, see footnote 2 "Stock Based Compensation" to the financial statements in our annual report on Form 10-K for the fiscal year ended December 29, 2007.

Guaranties by Executive Officers

        Chun Ki Hong personally guaranteed the repayment of $1,750,000 in aggregate principal amount of formerly outstanding convertible promissory notes. These notes automatically converted into shares of our common stock in connection with our initial public offering. Chun Ki Hong, Christopher Lopes and Jayesh Bhakta each personally guaranteed the repayment of up to $1,000,000 of borrowings under our existing credit agreement with our bank. The guarantees of this bank debt terminated upon the completion of our initial public offering.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

        If you wish to present a proposal for action at our 2009 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 26, 2008 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management's proxy materials.

        If you wish to present a proposal for action at our 2009 annual meeting of stockholders, even though it will not be included in management's proxy materials, our bylaws require that we must receive that proposal at our principal executive offices not less than 120 calendar days in advance of the first anniversary of the date that our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. Accordingly, you must notify us no later than December 26, 2008 if you wish to present a proposal for action at our 2009 annual meeting of stockholders, whether or not it is to be included in management's proxy materials.

OTHER MATTERS

        Our Board of Directors does not know of any other matters to be presented at the 2008 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

        A copy of our 2007 annual report is being mailed to each stockholder of record together with this proxy statement. The 2007 annual report includes our audited financial statements for the fiscal year ended December 29, 2007. Our annual report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The annual report on Form 10-K is not part of our proxy soliciting material. Copies of the annual report on Form 10-K, without exhibits, can be obtained without charge by contacting us at 51 Discovery, Irvine, California 92618, (949) 435-0025, or through our website, located at http://www.netlist.com .

By order of the Board of Directors,

Gail Itow Vice President, Chief Financial Officer and Secretary

Irvine, California
April 17, 2008

NETLIST, INC.
COMMON STOCK	PROXY	BOARD OF DIRECTORS

This Proxy is solicited on behalf of the Board of Directors of NETLIST, INC.

        The undersigned hereby appoints Chun Ki Hong or Gail Itow or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of NETLIST, INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of NETLIST, INC., to be held on Wednesday, May 28, 2008 at 10:00 a.m., Pacific time, at our principal executive offices at 51 Discovery, Irvine, California 92618, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy and any other matters properly brought before the meeting.

        Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

        All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement dated April 17, 2008 is hereby acknowledged.

To include any comments, please mark this box.    ☐

NETLIST, INC. 51 Discovery, Suite 150 Irvine, CA 92618

DETACH PROXY CARD HERE
☐
Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.	☒ Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote FOR all Nominees listed in Proposal 1.
1 Election of Directors
FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐
Nominees:	Chun Ki Hong, Nam Ki Hong, Thomas F. Lagatta, Alan H. Portnoy, David M. Rickey, Preston Romm	2.	Such other business as may properly come before the meeting or any adjournment thereof.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)			To change your address, please mark this ☐ box and indicate any changes.
*Exceptions
SCAN LINE Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.
	Date	Share Owner sign here	Co-Owner sign here

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